Exhibit 5.2

October 17, 2012

Costamare Inc.
7,000,000 Shares of Common Stock

Ladies and Gentlemen:

                    We have acted as special United States counsel for Costamare Inc., a Marshall Islands corporation (the “Company”), in connection with the public offering and sale by the Company of 7,000,000 shares of common stock of the Company (the “Common Stock”) (and associated preferred stock purchase rights (the “Rights”)), par value $0.0001 per share, pursuant to a registration statement on Form F-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on January 30, 1012.

                    In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the Second Amended and Restated Certificate of Incorporation of the Company, (b) the First Amended and Restated Bylaws of the Company and (c) the Stockholders Rights Agreement (the “Stockholder Rights Agreement”) made and entered into as of October 19, 2010 by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

                    Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion as follows:

                    To the extent governed by the laws of the State of New York, the Stockholder Rights Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and to the extent governed by the laws of the State of New York, the Rights have been duly authorized, validly executed and delivered by the Company and the Rights constitute legal, valid and binding obligations of the Company entitled to the benefits of the Stockholders Rights Agreement and enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

                    We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. Insofar as this opinion involves matters of law of the Republic of the Marshall Islands, we have, with your approval, relied upon, without independent investigation, the opinion dated October 17, 2012 of Cozen O’Connor, a copy of which has been delivered to you, as to all matters of law covered therein relating to the laws of the Republic of the Marshall Islands.

                    We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the prospectus supplement related to the offering of the Common Stock. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Costamare Inc.
60 Zephyrou Street &
Syngrou Avenue
17564 Athens
GREECE